Exhibit 10.1

CONFIDENTIAL

EXECUTION COPY

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) the registrant customarily and actually treats such information as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

ASSET PURCHASE AGREEMENT

Dated as of June 28, 2019

between

RALLYBIO IPA, LLC

and

PROPHYLIX AS

TABLE OF CONTENTS

EXHIBITS

Exhibit 1	Definitions

Exhibit A	Bill of Sale and Assignment and Assumption Agreement

Exhibit B	Patent Assignment

Exhibit C	Guarantee

SCHEDULES

Schedule 1	Description of Products

Schedule 2.1(a)	Governmental Authorizations

Schedule 2.1(c)	Acquired Intellectual Property

Schedule 2.1(d)	Drug Product, Drug Substance, Plasma Banks, Cell Banks

Schedule 2.1(e)	Assumed Contracts

Schedule 2.1(h)	Other Assets

Schedule 2.2	Excluded Assets

Schedule 2.6	Prepaid Patent Expenses

Schedule 3.5	Fair Market Value Determination for Priority Review Voucher

Schedule 4.9.1(a)	Parts 1-2 of Acquired Intellectual Property

Schedule 4.9.1(d)	Inbound License Agreements

Schedule 4.10.1(b)	Permits

Schedule 6.11.1	Process for Determining Adequate Supply of Plasma

Schedule 6.13	Technology Transfer and Support Schedule

Schedule 11.1	Tax Allocation Schedule

Disclosure Schedule

-i-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of June 28, 2019 (the “Execution Date”) (as amended or otherwise modified, this “Agreement”) is between RALLYBIO IPA, LLC, a Delaware limited liability company (“Rallybio”), and PROPHYLIX AS, a Norwegian company with registration number 920 056 261 (“Prophylix”) (each of the foregoing individually a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Prophylix desires to sell, transfer, assign and deliver to Rallybio, and Rallybio desires to purchase, acquire, assume and accept from Prophylix, all of Prophylix’s rights, title and interest in, to and under all assets, properties and rights related to the worldwide research, development, manufacturing, making, using, selling, offering for sale, importing, exporting or other exploitation of the Products; and

WHEREAS, the Parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions described above and also to prescribe various conditions to the consummation of the transactions described above.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, Rallybio and Prophylix hereby agree as follows:

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

1.1. Certain terms used in this Agreement are defined in Exhibit 1 to this Agreement.

1.2. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit, Appendix or Schedule means a Section or Article of, or Schedule, Exhibit or Appendix to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (g) the words “will” and “shall” shall be interpreted to have the same meaning, and (h) references to “$” shall mean U.S. dollars.

2.	THE ACQUISITION.

2.1. Purchase and Sale of the Acquired Assets. Prophylix agrees to sell, transfer, convey, assign and deliver to Rallybio, and Rallybio agrees to purchase from Prophylix at the Closing, subject to and upon the terms and conditions contained herein, free and clear of any

Liens, all of Prophylix’s right, title and interest in, to and under all assets, properties and rights (whether intangible, documents, personal or mixed, whether fixed, contingent or otherwise and including all Intellectual Property contained therein or related thereto) related to the worldwide research, development, manufacture, making, using, selling, offering for sale, importing, exporting or other exploitation of the Products other than the Excluded Assets (collectively, the “Acquired Assets”). The Acquired Assets include:

(a) Regulatory Filings. All Governmental Authorizations relating to the Products, including the Governmental Authorizations listed on Schedule 2.1(a), copies of all correspondence with any Governmental Authority relating thereto, and copies of all material internal memoranda, communications and reports relating to meetings or teleconferences with such Governmental Authority (collectively, the “Transferred Governmental Authorizations”);

(b) Data and Results. All clinical, non-clinical and technical development investigation data and documentation (including protocols, investigator brochures, final reports, safety data, raw data, batch records, data tables, data files and summaries from all clinical, non-clinical and technical development investigations, and all case report forms) relating to the Products;

(c) Acquired Intellectual Property. All Intellectual Property relating to the Products (collectively, the “Acquired Intellectual Property”), including all Patents, Know-How, Trademarks, and domain name registrations listed on Schedule 2.1(c);

(d) Materials. All materials, including existing drug product and drug substance, plasma banks and cell banks, including those listed on Schedule 2.1(d);

(e) Assumed Contracts. The written Contractual Obligations that are listed on Schedule 2.1(e) (collectively, the “Assumed Contracts”);

(f) Books and Records. Prophylix’s books, records, customer and other reports, files and papers, correspondence and other documents, invoices, whether in hard copy or computer or other electronic format, including manuals and data, in each case, related to the Products, other than (i) any books, records or other materials originals of which Prophylix is required by Legal Requirement to retain (in which case copies of which, to the extent permitted by Legal Requirement, will be made available to Rallybio at Rallybio’s reasonable request) and (ii) personnel, medical and employment records for employees and former employees of Prophylix;

(g) Claims. All rights, privileges, Claims and Actions (regardless of whether or not such Claims or Actions have been asserted by Prophylix) arising out of or relating to the ownership, performance or operation of the Acquired Assets or the Products after the Closing or the assumption of the Assumed Liabilities; and

(h) Other Assets. The other assets set forth on Schedule 2.1(h).

2.2. Excluded Assets. Prophylix hereby retains and shall not transfer, assign, convey or otherwise transfer to Rallybio any of the assets, properties or rights set forth on Schedule 2.2 (collectively, the “Excluded Assets”).

2.3. Third Party Consents. To the extent that Prophylix’s rights under any Governmental Authorization, Contractual Obligation or Permit constituting an Acquired Asset, or any other Acquired Asset, may not be assigned to Rallybio without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Prophylix, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Rallybio’s rights under the Acquired Asset in question so that Rallybio would not in effect acquire the benefit of all such rights, Prophylix, to the maximum extent permitted by law and the Acquired Asset, shall act after the Closing as Rallybio’s agent in order to obtain for it the benefits thereunder and shall cooperate with Rallybio in any other reasonable arrangement designed to provide such benefits to Rallybio. Notwithstanding any provision in this Section 2.3 to the contrary, Rallybio shall not be deemed to have waived its rights under Section 7.8 hereof unless and until Rallybio either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

2.4. Assumed Liabilities. At the Closing, Rallybio will assume in accordance with their respective terms only, the following specified obligations and liabilities of Prophylix (collectively, the “Assumed Liabilities”), but no others and excluding, for the avoidance of doubt, the Excluded Liabilities set forth in Section 2.5:

(a) all Liabilities under or relating to the Acquired Assets or the Products arising from circumstances or events arising or occurring after the Closing;

(b) a portion of the Sign-On Fee as set forth in Section 7.7 below;

(c) all Liabilities as holder of the Governmental Authorizations arising from circumstances or events arising or occurring after the Closing;

(d) all Liabilities arising out of or related to the research, development, manufacture, use, storage, sale or other disposition of the Products after the Closing; and

(e) all Liabilities arising out of or relating to lawsuits and claims arising from the development, nonclinical and clinical testing, commercialization, manufacture, storage, packaging, import, marketing, labeling, pricing, distribution, sale or use of the Products or the use of the Acquired Assets, in each case, by or on behalf of Rallybio or its Affiliates after the Closing.

Rallybio is not assuming, and shall not be deemed to have assumed by virtue of acquiring the Acquired Assets or the Assumed Liabilities, any obligations or Liabilities of Prophylix other than the Assumed Liabilities specifically described above. No assumption by Rallybio of any of the Assumed Liabilities shall relieve or be deemed to relieve Prophylix from any Contractual Obligation or Liability under this Agreement with respect to any representations or warranties made by Prophylix to Rallybio. For avoidance of doubt, this Section 2.4 is solely intended to identify and provide for the assumption by Rallybio of those Liabilities of Prophylix that are specifically assumed by Rallybio hereunder and which, but for such assumption, would remain Liabilities of Prophylix.

2.5. Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Rallybio is not assuming (and Prophylix will satisfy and perform when due, and, on the terms and subject to the conditions of Section 10, will hold Rallybio harmless with respect to) any Liabilities of Prophylix other than the Assumed Liabilities (the “Excluded Liabilities”). For the avoidance of doubt, the Excluded Liabilities include:

(a) all Liabilities for or in respect of (i) any and all Taxes (or the non-payment thereof) of Prophylix or its Affiliates whether or not relating to Prophylix or any of its Affiliates and whether or not incurred prior to the Closing, (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Prophylix or its Affiliates is, was or will be a member, (iii) any and all Taxes of any Person imposed on Rallybio or any Affiliate thereof as a transferee of the Acquired Assets, (iv) any Liability for Taxes allocated to Prophylix pursuant to Section 11.2 or Section 11.4 and (v) any other Taxes of Prophylix (or any member or Affiliate of Prophylix) of any kind or description (including any Liability for Taxes of Prophylix (or any member or Affiliate of Prophylix)) that becomes a Liability of Rallybio under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Legal Requirement;

(b) all Liabilities of Prophylix and its Affiliates under or relating to the Acquired Assets or the Products arising from circumstances or events arising or occurring on or prior to the Closing;

(c) all Liabilities arising out of or related to the research, development, manufacture, use, storage, sale or other disposition of the Products on or prior to the Closing;

(d) all Liabilities and Contractual Obligations under or relating to any contract or asset not assigned to Rallybio;

(e) all Liabilities of Prophylix arising from or relating to Prophylix’s employees, consultants, employee benefit plans or any employment or worker-related Legal Requirements;

(f) all Liabilities arising from or relating to the Excluded Assets; and

(g) all Liabilities arising from or relating to the operation of Prophylix’s businesses that do not relate to the Acquired Assets.

2.6. Prepaid Patent Expenses. Prior to the Execution Date, Prophylix shall deliver to Rallybio any and all documentation related to pre-paid Patent prosecution expenses incurred with respect to the Prophylix Patents, as reflected in Schedule 2.6, relating to the period after Closing (the “Prepaid Patent Expenses Amount”). The Prepaid Patent Expenses Amount shall be reimbursed by Rallybio by wire transfer of immediately available funds to an account designated in writing by Prophylix to Rallybio.

2.7. Closing. The closing of the Acquisition (the “Closing”) shall take place at 9:00 am Eastern Daylight Savings Time on a date to be specified by Prophylix and Rallybio, which shall be no later than two (2) Business Days following the date of satisfaction or waiver of all of the conditions set forth in Sections 7 and 8 that are susceptible to satisfaction prior to the Closing Date, at the offices of Wiggin and Dana, LLP, 450 Lexington Ave, New York, NY 10017, unless another date or place is agreed to in writing by Prophylix and Rallybio. As of the Execution Date, it is the intention of the Parties for the Closing to occur on June 28, 2019.

2.8. Closing Deliverables.

2.8.1. At the Closing, Prophylix shall deliver to Rallybio the following:

(a) the Bill of Sale and Assignment and Assumption Agreement duly executed by Prophylix;

(b) the Patent Assignment duly executed by Prophylix;

(c) the IPR Assignment Agreement;

(d) [Intentionally Omitted];

(e) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Rallybio, as may be required to give effect to this Agreement and the Contemplated Transactions; and

(f) IRS Form W- 8BEN.

2.8.2. At the Closing, Rallybio shall deliver to Prophylix the following:

(a) the Bill of Sale and Assignment and Assumption Agreement duly executed by Rallybio;

(b) [Intentionally Omitted]; and

(c) evidence of the initiation by Rallybio or its designee of the wire transfers of (i) the Closing Payment to Prophylix, in accordance with Section 3.1, and (ii) the [***] Manufacturing Fee, in accordance with Section 3.2.

2.9. Withholding. Rallybio will be entitled to deduct and withhold from the Purchase Price all Taxes that Rallybio may be required to deduct and withhold under any Legal Requirement, provided that, following the Closing, before making any such deduction or withholding, Rallybio shall give Prophylix written notice of its intention to make such deduction or withholding a commercially reasonable period of time in advance of such deduction or withholding as is required in order for such recipient to establish reduction of or relief from such deduction or withholding. To the extent Taxes withheld from payments made hereunder, such withheld amounts will be treated as amounts received by the Party with respect to which such Taxes were withheld for all purposes under this Agreement. Each Party will use commercially reasonable efforts to cooperate with and assist the other Party (at the other Party’s sole expense) in claiming Tax refunds, deductions or credits at such other Party’s request and will cooperate with the other Party (at the other Party’s sole expense) to minimize any withholding Tax as permitted by applicable Legal Requirements.

2.10. Additional Matters. At and after the Closing, at Rallybio’s written request, Prophylix shall and shall cause its Representatives to execute all documents and perform all acts reasonably deemed necessary by Rallybio to evidence Rallybio’s ownership of the Acquired Assets. Without limiting the foregoing, at and after the Closing, the officers and managers of Rallybio shall be authorized to execute and deliver, in the name and on behalf of Prophylix, any bills of sale, assignments or assurances and to take and do, in the name and on behalf of Prophylix, any other actions and things to vest, perfect or confirm of record or otherwise in Rallybio, any and all right, title and interest in, to and under any of the Acquired Assets. Following the Closing, Prophylix shall promptly deliver to Rallybio copies of all documents included in the Acquired Assets in a mutually acceptable electronic format. At and after the Closing, at Rallybio’s written request and expense, Prophylix shall reasonably assist Rallybio in prosecuting, obtaining, registering, maintaining, defending and enforcing the Acquired Intellectual Property, including, in the event of a defense or enforcement of the Acquired Intellectual Property, making Prophylix’s relevant personnel reasonably available to cooperate with any litigation.

3.	PURCHASE PRICE

3.1. Purchase Price. Rallybio agrees to assume the Assumed Liabilities and agrees to pay to Prophylix an aggregate amount (the “Purchase Price”) consisting of: (a) One Million Two Hundred Forty-Two Thousand and Five Hundred U.S. Dollars ($1,242,500), which is equal to One Million Three Hundred Thousand U.S. Dollars ($1,300,000) less Prophylix’s allocable portion of the Sign-On Fee as set forth in Section 7.7 below (the “Closing Payment”) to be paid within three (3) Business Days following the Closing Date to an account designated in writing by Prophylix to Rallybio; (b) payment of the milestone amounts as provided in Section 3.3 below; (c) payment of the royalty payments as provided in Section 3.4 below; and (d) [***] of the proceeds received, on an after-tax basis, of the Priority Review Voucher as provided in Section 3.5 below. For clarity, the Purchase Price does not include any amounts paid by Rallybio to Prophylix for the [***] Manufacturing Fee or the Prepaid Patent Expenses Amount.

3.2. Manufacturing Fee Reimbursement. Reimbursement or direct payment, as the case may be, in cash of up to One Million Seven Hundred and Fifty Thousand U.S. Dollars ($1,750,000) paid or to be paid in 2019 by Prophylix to [***] (“[***]”) in relation to the manufacture [***]. For purposes of this Agreement, the “[***] Manufacturing Fee” shall mean amounts paid or to be paid by Prophylix to [***] for [***] on terms previously disclosed in writing by Prophylix to Rallybio. It is contemplated the [***] Manufacturing Fee shall be paid in several tranches with Five Hundred Thousand U.S. Dollars ($500,000) to be paid [***] and the balance of approximately One Million Two Hundred Thousand U.S. Dollars ($1,200,000) to be paid in June and July 2019. In due time prior to the Closing Date, Prophylix shall provide Rallybio with an invoice and reasonable supporting documentation for the part of the [***] Manufacturing Fee already paid by Prophylix, which shall be paid by Rallybio within three (3) Business Days following the Closing Date to an account designated in writing by Prophylix to Rallybio. Any part of the [***] Manufacturing Fee becoming due after Closing shall be paid by Rallybio to [***] directly.

3.3.	Milestone Payments

3.3.1. Milestone Payments. Rallybio agrees to make the following payments to Prophylix at such time, if any, as any one or more of the following milestones is achieved.

Milestone	U.S. Dollars
1. [***]	$	[	***]
2. [***] (“Milestone 2”)	$	[	***]
3. [***] (“Milestone 3”)	$	[	***]
4. [***]	$	[	***]
5. [***]	$	[	***]

3.3.2. Timing. Rallybio shall notify Prophylix of the achievement of each milestone promptly following achievement of such milestone, setting forth the clause in Section 3.3.1 giving rise to such payment obligation and the amount thereof. Rallybio shall make payment of such amount within forty-five (45) days of achievement of each milestone. All payments shall be made in cash by wire transfer of immediately available funds in United States Dollars to the credit of such bank account designated by Prophylix for the Closing Payment, or such account as may be otherwise designated, from time to time, by Prophylix in writing to Rallybio.

3.3.3. Single Payment Obligation. It is understood that each of the milestone payments above in Section 3.3.1 will not be made more than once, on the first instance only of either Product (NAITgam or the T1 Antibody) attaining such milestone.

3.4. Royalties

3.4.1. Rallybio agrees to pay royalties to Prophylix based on the following table:

Annual Net Sales	Royalty Rate
	Products containing NAITgam	Products containing T1 Antibody
Up to $[***]	[***]	[***]
Greater than $[***] up to $[***]	[***]	[***]
Greater than $[***]	[***]	[***]

3.4.2. Calculation. Royalties payable to Prophylix are incremental rates that apply to the aggregated annual Net Sales of the indicated Products in the Territory during the Royalty Term, as indicated for each applicable rate. To illustrate by way of example, if Net Sales of a Product containing NAITgam in the Territory during the Royalty Term in a calendar year were $[***], then Rallybio will pay a royalty of [***] of $[***], plus [***] of $[***], plus [***] of $[***] for a total of $[***]. In the event that Rallybio reports Net Sales from Products containing NAITgam, as well as Products containing a T1 Antibody, the Net Sales of Products containing NAITgam will be counted first towards the sales level bracket identified above in determining the applicable royalty rate for such Products containing NAITgam. The Net Sales from Product containing a T1 Antibody will then be subsequently applied towards the sales level bracket identified above, after applying the Net Sales of Products containing NAITgam, in determining the applicable royalty rate for the Net Sales of Products containing a T1 Antibody. To illustrate by way of example, if Net Sales of a Product in the Territory during the Royalty Term in a calendar year were $[***] of which $[***] was from NAITgam and $[***] was from a Product containing a T1 Antibody, then Rallybio will pay a royalty of [***] of $[***], plus [***] of $[***], plus [***]% of $[***] for a total of $[***].

3.4.3. Royalty Term. Rallybio’s obligations to pay royalties under this Section 3.4 shall terminate on a country-by-country and Product-by-Product basis at the later of (a) expiration of the last-to-expire Valid Claim of a Prophylix Patent covering the Product, (b) expiration of regulatory exclusivity, and (c) ten (10) years following First Commercial Sale of such Product in such country (the “Royalty Term”); provided, that if there is a challenge to the enforceability of the Prophylix Patents or royalty payments following the expiration of all Valid Claims of the Prophylix Patents in any country that is reasonably likely to result in the Prophylix Patents no longer being enforceable, as mutually determined by Rallybio and Prophylix, then the royalty rate will be reduced by [***] for the balance of the Royalty Term in such country.

3.4.4. Reporting and Payments. Within forty-five (45) days of the end of each applicable calendar quarter following the First Commercial Sale of any Product, Rallybio shall provide Prophylix with a written statement showing, on a country-by-country basis, Net Sales in the Territory and the amount of royalties due on such Net Sales in countries or regions in the Territory during the Royalty Term (“Royalty Report”). Concurrent with the submission of a Royalty Report for each such quarter, Rallybio shall pay Prophylix all royalties due in respect of such quarter. All payments shall be made in cash by wire transfer of immediately available funds in United States Dollars to the credit of such bank account designated by Prophylix for the Closing Payment, or such account as may be otherwise designated, from time to time, by Prophylix in writing to Rallybio.

3.4.5. Offset for Third Party Royalties. Except for any royalty payments made by Rallybio to any manufacturer negotiated by Rallybio as part of its payment for the manufacture of any Product, Rallybio shall be entitled to offset against any royalties due to Prophylix (a) [***] of any royalties for NAITgam Products paid by Rallybio or any Affiliate or licensee of Rallybio under any license to Intellectual Property owned or controlled by a Third Party that is required to develop, make, use sell, offer for sale supply or import, and (b) [***] of any royalties for T1 Antibody Products paid by Rallybio or any Affiliate or licensee of Rallybio under any license to Intellectual Property owned or controlled by a Third Party that is required to develop, make, use sell, offer for sale supply or import and relates to composition or matter or use of the Product, in each case, including in connection with the settlement of a Patent infringement claim, court or other similar binding order or ruling requiring any payments, including the payment of a royalty to a Third Party Patent holder in respect of sales of any Product; provided that the Royalty Payments otherwise due to Prophylix on account of Net Sales of Products shall not be reduced by more than [***]. Rallybio shall carry forward any offsets permitted under this Section 3.4.5 into future payment periods until such time as all such offsets have been applied. In addition, and notwithstanding anything to the contrary herein, Rallybio shall be entitled to offset against royalties due to Prophylix [***]of any royalties that may become due under the Tromsø License or IPR Assignment Agreement.

3.4.6. Records of Sales. Rallybio, its Affiliates and licensees shall keep for three (3) years from the end of each calendar year complete and accurate records of their sales of Products in sufficient detail to allow the accruing milestone and Royalty Payments to be determined accurately. Prophylix shall have the right for a period of one (1) year after receiving any report or statement with respect to milestone and Royalty Payments due and payable to appoint an independent certified public accountant reasonably acceptable to Rallybio to inspect the relevant records to verify such report or statement. Such inspection right shall not be exercised more than once in any calendar year. Rallybio shall reasonably cooperate with the appointed accountant in the carrying out of any audits, and shall make available for inspection books, records and documents in its possession relevant to Rallybio’s payment obligations under this Agreement. Prophylix agrees to hold in strict confidence all information concerning milestone and Royalty Payments and reports, and all information learned in the course of any audit or inspection (and not to make copies of such reports and information). The results of each inspection, if any, shall be binding on both Parties. Prophylix shall pay for such inspections, except that in the event there is any upward adjustment in aggregate Royalty Payments payable for any year shown by such inspection of more than [***] of the amount paid, Rallybio shall pay for such inspection. Rallybio shall include in each license agreement entered into by it with respect to the Products a provision requiring the licensee to keep and maintain adequate records of sales made pursuant to such license agreement and to grant access to such records in accordance with this Section 3.4.6. If the audit uncovers that Rallybio has paid less than what is required under this Agreement, then Rallybio shall make an adjusting payment to Prophylix in an amount equal to such shortfall. Any adjusting payments to be made by Rallybio pursuant to this Section 3.4.6 shall be made no later than five (5) Business Days following the result of the inspection, to an account designated in writing by Prophylix to Rallybio. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods. Prophylix agrees that all information subject to review under this Section 3.4.6 or under any license is confidential and that Prophylix shall retain and cause their representative to retain all such information in confidence.

3.5. Priority Review Voucher. In the event that the FDA grants a Priority Review Voucher in connection with the Regulatory Approval of a Product, Rallybio will pay Prophylix [***] of the proceeds received net of taxes, [***] in an arms-length transaction to a Third Party within twelve (12) months of receipt. Rallybio may, in its sole discretion, elect whether or not to sell the Priority Review Voucher and the price for the sale of such Voucher. If Rallybio does not sell the Priority Review Voucher to a Third Party within twelve (12) months, then Rallybio will pay Prophylix [***] of the fair market value. The fair market value shall be determined in accordance with the formula set forth in Schedule 3.5.

4. REPRESENTATIONS AND WARRANTIES REGARDING PROPHYLIX.

In order to induce Rallybio to enter into and perform this Agreement and to consummate the Acquisition, Prophylix hereby represents and warrants to Rallybio that, except as expressly set forth in the Disclosure Schedule, the statements contained in this Section 4 are true and correct. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered sections and subsections specifically referenced in this Section 4.

4.1. Organization. Prophylix is duly organized, validly existing and in good standing under the laws of Norway, with registration number 920 056 261. Prophylix is duly qualified to do business and in good standing in each jurisdiction in which Prophylix’s ownership, leasing or operation of the Acquired Assets makes such qualification necessary. From November 27, 2017 until August 13, 2018, Prophylix was registered under the name “Prophylix Pharma II AS,” and from August 13, 2018 until September 10, 2018, Prophylix was registered under the name “Prophylix Pharma AS.” On September 10, 2018, Prophylix changed its name to “Prophylix AS.” In addition, effective August 13, 2018, Prophylix and Prophylix Pharma AS, a former Norwegian company with registration number 993 218 162 (the “Merged Entity”), entered into a merger, pursuant to which Prophylix was the surviving company and the Merged Entity was liquidated (the “Merger”). Upon the consummation of the Merger, Prophylix assumed all of the assets and liabilities of the Merged Entity and the Merged Entity thereafter ceased to exist.

4.2. Power and Authorization.

4.2.1. Contemplated Transactions. The execution, delivery and performance by Prophylix of this Agreement and the consummation of the Contemplated Transactions are within the corporate power and authority of Prophylix and have been duly authorized by all necessary action on the part of Prophylix. This Agreement has been duly executed and delivered by Prophylix and, assuming the due authorization, execution and delivery by each of the other Parties hereto, is a legal, valid and binding obligation of Prophylix, Enforceable against Prophylix in accordance with its terms subject to the effects of bankruptcy, insolvency or other Legal Requirements of general application affecting the enforcement of creditor rights.

4.2.2. Conduct. Prophylix has all requisite limited liability company power and authority necessary to research, develop, manufacture, make, use, sell, offer for sale, import, export and otherwise exploit the Products as currently conducted by Prophylix and to enter into and perform its obligations under this Agreement, the Transfer Agreements, and to consummate the Contemplated Transactions.

4.3. Authorization of Governmental Authorities. Other than the transfer of Government Authorizations in accordance with Section 6.8, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Prophylix of this Agreement or (b) the consummation of the Contemplated Transactions by Prophylix.

4.4. Non-contravention. Neither the execution, delivery and performance by Prophylix of this Agreement nor the consummation of the Contemplated Transactions will:

(a) violate any Legal Requirement applicable to Prophylix;

(b) result in a breach or violation of, or default under, right to accelerate payment under or obligation to make any payment pursuant to or loss of material rights under, or modify or terminate (i) any Assumed Contract or (ii) any other material Contractual Obligation of Prophylix;

(c) contravene, conflict with or result in any limitation on Prophylix’s right, title or interest in or to any Products Intellectual Property or its ability to transfer, assign or convey all such Products Intellectual Property to Rallybio;

(d) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of Prophylix;

(e) result in the creation or imposition of a Lien upon, or the forfeiture of, any Acquired Asset; or

(f) result in a breach or violation of, or default under, Prophylix’s Organizational Documents.

The sale, transfer, conveyance, assignment and delivery of the following assets to Rallybio hereunder will not violate the terms of any agreement with any Third Party or give rise to any obligation to pay compensation (including milestones or royalties) to a Third Party: (A) the Governmental Authorizations listed on Schedule 2.1(a), (B) the Patents listed on Schedule 2.1(c), (C) the assets and properties listed on Schedule 2.1(d), (D) the Contractual Obligations listed on Schedule 2.1(e), and (E) to Prophylix’s Knowledge, any other assets, properties or rights otherwise includable in the Acquired Assets.

4.5. Financial Statements. Complete copies of the audited financial statements consisting of the balance sheet of Prophylix as at December 31, 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the periods then ended (the “Financial Statements”) have been delivered to Rallybio. The Financial Statements have been prepared in accordance with the rules regarding small companies as set out in the Norwegian Accounting Act of 1998 applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of Prophylix, and fairly present the financial condition of Prophylix as of the respective dates they were prepared and the results of its operations for the periods indicated. Prophylix maintains a standard system of accounting established and administered in accordance with the rules regarding small companies as set out in the Norwegian Accounting Act of 1998.

4.6. Absence of Certain Developments. Since December 31, 2018:

(a) no Acquired Asset has become subject to any Lien;

(b) there has been no loss, destruction, or damage (in each case, whether or not insured) affecting any Acquired Asset;

(c) there has not been any sale, pledge, disposition, transfer, lease, license, encumbrance or authorization of the sale, pledge, disposition, transfer, lease, license or encumbrance of any assets, including any Intellectual Property, that are (or would otherwise be) Acquired Assets, other than sales of Products in the Ordinary Course of Business;

(d) there has not been any acquisition of any properties, assets or Intellectual Property that constitute Acquired Assets, other than Acquired Assets that would not reasonably be expected to result in any Assumed Liabilities;

(e) there has not been any settlement by Prophylix of any Action or waiver of any Claims or rights of value in a manner that constitutes an Assumed Liability or otherwise would reasonably be expected to be materially adverse to the Acquired Assets or the researching, developing, manufacturing, making, using, selling, offering for sale, importing, exporting or other exploitation of the Products;

(f) Prophylix has not terminated, cancelled, allowed to lapse, adversely amended, waived or adversely modified any Governmental Authorizations material to the researching, developing, manufacturing, making, using, selling, offering for sale, importing, exporting or other exploitation of the Products or the Acquired Assets;

(g) Prophylix has not waived a provision of, or amended or modified any Assumed Contract;

(h) there has not been any abandonment, termination or lapse of any Intellectual Property, or rights relating to any Products Intellectual Property;

(i) there has not been any transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Products Intellectual Property;

(j) no event or circumstance has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(k) Prophylix has not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section.

4.7. Debt. Neither the execution, delivery or performance of this Agreement or any Transfer Agreement, nor the consummation of the Contemplated Transactions shall give rise, with or without the passage of time, to any default, violation, termination event, call right, put right, acceleration of any payment, repurchase option or other Liability or Lien under any item of Debt.

4.8. Acquired Assets. Prophylix has sole and exclusive, good and marketable title to all of the Acquired Assets, including the Intellectual Property described in the IPR Assignment Agreement, and such title shall be fully transferred, conveyed and assigned to Rallybio at the Closing. None of the Acquired Assets is subject to any Lien, either before or immediately after giving effect to the Contemplated Transactions.

4.9. Intellectual Property.

4.9.1. Intellectual Property Schedules.

(a) Schedule 4.9.1(a).

Part 1 of Schedule 4.9.1(a) lists all of the Patents, registered Copyrights and all registered Trademarks (and Trademarks, including domain names, for which applications for registration have been filed) that are included in the Acquired Intellectual Property and owned by Prophylix as of the Execution Date, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed.

Part 2 of Schedule 4.9.1(a) lists all of the Patents, registered Copyrights and all registered Trademarks (and Trademarks, including domain names, for which applications for registration have been filed) that are included in the Acquired Intellectual Property and licensed to Prophylix or in which Prophylix has any right, title or interest as of the date of this Agreement, other than those owned solely by Prophylix.

To Prophylix’s Knowledge, none of the issued Patents, registered Trademarks and registered Copyrights included in the Acquired Intellectual Property and existing as of the Execution Date are invalid or unenforceable. There have been no misrepresentations or concealment of any material information to the U.S. Patent and Trademark Office or other applicable Governmental Authority, or in connection with the prosecution of such Patents, in violation of 37 C.F.R. Section 1.56 or similar disclosure requirements. Except as set forth on Schedule 4.9.1(a), Prophylix has not granted any right, title or interest to any Third Party to the Acquired Intellectual Property listed in Schedule 4.9.1(a) that remains in effect on the Execution Date.

(b) Prophylix does not own or control any Intellectual Property that (i) will not either be assigned or licensed to Rallybio at the Closing and (ii) may be necessary or useful to research, develop, manufacture, make, use, sell, offer for sale, import, export or otherwise exploit the Products, as is currently being conducted.

(c) No current or former Representative of Prophylix has any right, title or interest in, to or under any Acquired Intellectual Property that has not been fully assigned to Prophylix. As of the Execution Date, no Third Party has challenged, or to Prophylix’s Knowledge, is challenging or is threatening to challenge the right, title or interest of Prophylix in, to or under Acquired Intellectual Property, or the validity, enforceability, claim construction (with respect to issued Patents), or the scope of proposed claims (with respect to applications for Patents), of any Patents included in the Acquired Intellectual Property.

(d) Schedule 4.9.1(d) lists all oral and written contracts, agreements, and licenses under which Prophylix has any right, title or interest in, under or to any Patents within the Products Intellectual Property (collectively, the “Inbound License Agreements”), indicating for each the title, the parties thereto and the effective date thereof. Complete un-redacted and accurate copies of the Inbound License Agreements have been made available by Prophylix to Rallybio. All Inbound License Agreements are in full force and effect and have not been modified or amended. Neither Prophylix (nor, to Prophylix’s Knowledge, the Third Party licensor in an Inbound License Agreements) is in default with respect to a material obligation under such Inbound License Agreements, and neither such party has claimed or, to Prophylix’s Knowledge, has grounds upon which to claim that the other party is in default with respect to a material obligation under, any Inbound License Agreements.

(e) No Person has asserted, or to Prophylix’s Knowledge, is asserting or is threatening to assert a Claim against Prophylix that would adversely affect the ownership rights of Prophylix in, under or to (i) any Products Intellectual Property or (ii) any Inbound License Agreements.

(f) Prophylix has put in place policies and procedures according to reasonable industry standards, as are customary for similarly situated companies in the biopharmaceutical and biotechnology industry with respect to products at a similar stage of development or commercialization, to protect and maintain the confidentiality of any trade secrets, proprietary know-how, and other proprietary, non-public information included in the Products Intellectual Property. There are no outstanding obligations to pay any amounts or provide other consideration to any other Person in connection with any Products Intellectual Property.

(g) To Prophylix’s Knowledge, the research, making, manufacture, development, use, sale, offering for sale, importing, and commercialization of Products in the United States as manufactured by Prophylix on the Execution Date does not infringe, or constitute contributory infringement, inducement to infringe, or misappropriation of Intellectual Property of any other Person. Prophylix has not received any written notice or other communication asserting the research, making, manufacture, development, use, sale, offering for sale, importing, or commercialization of Products in any country as manufactured on the Execution Date infringes, or constitutes contributory infringement, inducement to infringe, or misappropriation of Intellectual Property of any other Person that remains unresolved.

(h) To Prophylix’s Knowledge, no Intellectual Property listed on Schedule 4.9.1(a) is being infringed or misappropriated by any Third Party.

(i) Prophylix does not own any software that is used with respect to the Products, other than software generally available to the public.

(j) To Prophylix’s Knowledge, no action has been taken, or has failed to be taken, in each case by Prophylix that reasonably would be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Products Intellectual Property (including failure to pay required fees associated with registrations or maintenance of such Products Intellectual Property; failure to disclose any known prior art in connection with the prosecution of patent applications with respect to the Patents within the Products Intellectual Property; or failure to make timely post- registration filing of affidavits of use and incontestability and renewal applications in the case of registered Trademarks).

4.9.2. No Infringement or Violation by Prophylix; No Loss of Rights.

(a) To Prophylix’s Knowledge, none of the activities of Prophylix or its Representatives in connection with the researching, developing, manufacturing, making, using, selling, offering for sale, importing, exporting or other exploitation of the Products violates any agreement or arrangement which any such Representative has with a current or former employer. All Representatives who contributed to the discovery or development of any Products Intellectual Property did so either (a) within the scope of their employment such that, in accordance with applicable Legal Requirements, all Products Intellectual Property arising therefrom became the exclusive property of Prophylix or is validly licensed to Prophylix or (b) pursuant to written agreements assigning all Products Intellectual Property arising therefrom to Prophylix (or the owner thereof with respect to Intellectual Property licensed to Prophylix) and such assignment documents have to the extent necessary been duly filed in all relevant patent offices.

(b) In connection with the researching, developing, manufacturing, making, using, selling, offering for sale, importing, exporting or other exploitation of the Products, Prophylix has not engaged in unfair competition or trade practices. Prophylix has not received any written or oral notice or claim asserting that unfair competition or trade practices is occurring or has occurred in connection with the researching, developing, manufacturing, making, using, selling, offering for sale, importing, exporting or other exploitation of the Products.

(c) To Prophylix’s Knowledge, no loss or expiration of any Intellectual Property licensed to Prophylix under any Inbound License Agreement is pending, reasonably foreseeable or threatened, except for the expiration of certain Patents at the end of their statutory term. To Prophylix’s Knowledge, the rights licensed under each Inbound License Agreement will be exercisable by Rallybio to the same extent as by Prophylix prior to the Acquisition, subject to necessary consents from the applicable licensor(s). To Prophylix’s Knowledge, no licensor under any Inbound License Agreement has any exclusive license rights in or with respect to any improvements made by Prophylix to the licensed Products Intellectual Property.

(d) To Prophylix’s Knowledge, neither this Agreement nor the consummation of the Contemplated Transactions will result in Rallybio being bound by, or subject to, any non-compete or other restriction on the researching, developing, manufacturing, making, using, selling, offering for sale, importing, exporting or other exploitation of the Products.

4.10.	Legal Compliance; Permits.

4.10.1. General Compliance.

(a) Prophylix is not in breach or violation of, or default under, and has not been in breach or violation of, or default under (i) any of Prophylix’s Organizational Documents or (ii) in any material respect, any Legal Requirement applicable to the Acquired Assets, the Products or the Assumed Liabilities.

(b) All Permits required for Prophylix to conduct its business as currently conducted or for the ownership and use of the Acquired Assets or the Products have been obtained by Prophylix and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.10.1(b) lists all current Permits issued to Prophylix which are related to the conduct of its business as currently conducted or the ownership and use of the Acquired Assets or the Products including the names of the Permits and their respective dates of issuance and expiration. To Prophylix’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.10.1(b).

4.10.2. Health Authority Compliance.

(a) The Products subject to the jurisdiction of the United States Food and Drug Administration, or any successor agency thereto (“FDA”) under the Federal Food, Drug and Cosmetic Act (“FDCA”), the EMA or similar Government Authority or Legal Requirements in any jurisdiction, that is, as of the Execution Date, manufactured, tested, developed, distributed, held, sold or marketed by or on behalf of Prophylix is being manufactured, researched, tested, developed, distributed, held, sold and marketed by or on behalf of Prophylix in compliance with all applicable United States and European Union Legal Requirements.

(b) Prophylix has provided to Rallybio copies of all documents in the possession (including electronic access permitting downloads via a data room) of Prophylix material to assessing compliance with the FDCA and its implementing regulations (and similar foreign Legal Requirements in the European Union and other jurisdictions) with respect to the Products, including copies of (i) all warning letters and untitled letters, notices of adverse findings and similar correspondence, and (ii) any document concerning any significant oral or written communication received from the FDA, the EMA, or similar Government Authorities in any jurisdiction. Prophylix has provided to Rallybio all material FDA and EMA correspondence and official minutes from meetings with respect to the Products, whether in person, by telephone, or otherwise, in each case that are in the possession of Prophylix (including electronic access permitting downloads via a data room).

(c) Prophylix has not received any notice that the FDA or EMA has initiated, or threatened to initiate, any action to suspend the research, study, use, marketing or sale of the Products.

(d) With respect to the Products, Prophylix: (i) has not made an untrue statement of a material fact or a fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would provide a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities policy set forth in the FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09), or (ii) has not been convicted of any crime or engaged in any conduct that would result in debarment under 21 U.S.C. 335a or any similar Legal Requirement.

(e) Prophylix has not received any written notice or communications from any Governmental Authority alleging any material safety or quality concerns with respect to any Products or noncompliance with any applicable Legal Requirements or Governmental Authorizations.

(f) All clinical trials and post-marketing studies for the Products that have been or are being conducted by or on behalf of Prophylix were conducted, and are being conducted, in all material respects in accordance with all applicable Legal Requirements. There is no past, or, to Prophylix’s Knowledge, pending or threatened Action by any Governmental Authority to suspend, investigate or terminate any clinical trials or studies for the Products.

(g) Prophylix has not received any (i) written notice from the FDA or any other Governmental Authority alleging any violation of the FDCA, the PHSA, the United States anti-kickback statute, The False Claims Act (31 U.S.C. § 3729–3733) or false claims acts under state Legal Requirements, commencing or indicating an intention to conduct an investigation, audit, or review; or (ii) other written documents issued by the FDA or any other Governmental Authority alleging lack of compliance with any Legal Requirement by Prophylix, any of its Affiliates, or Persons who are otherwise performing services for the benefit of Prophylix or its Affiliates.

4.10.3. Compliance Systems. With respect to the researching, developing, manufacturing, making, using, selling, offering for sale, importing, exporting or other exploitation of the Products, to the extent applicable to Prophylix and the Products, Prophylix has complied and continue to comply, in all material respects, with, and maintains systems and programs to ensure compliance, in all material respects, with, applicable requirements of the FDCA, the Prescription Drug Marketing Act (the “PDMA”) and the rules and regulations issued under the FDCA, the PDMA, and similar or related foreign Legal Requirements pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflict of interest including requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements.

4.10.4 Data Protection Compliance. There are no complaints, reports or allegations against Prophylix with respect to (a) the unauthorized or improper use, disclosure or processing of personal data, personal information, or protected health information, or similarly defined term for individually identifiable information (“Personal Data”) concerning the researching, developing, manufacturing, making, using, selling, offering for sale, importing, exporting or other exploitation of the Products (including plasma supply) or (b) any actual or suspected violations by Prophylix of the General Data Protection Regulation (“GDPR”), the Health Insurance Portability and Accountability Act of 1996 and its associated regulations (“HIPAA”), or other data protection Legal Requirement whether by a Governmental Authority, a patient, a plan member, a current or former employee or volunteer or any other Person. Prophylix is in compliance with the GDPR, both in its capacity as a data controller and a data processor, as applicable. Prophylix is in compliance with all Legal Requirements relating to the use, disclosure, and processing of Personal Data, including the use in connection with the collection and transfer of plasma, except where the failure to comply with a Legal Requirement would not have a Material Adverse Effect individually or in the aggregate.

4.10.5 Permits. To Prophylix’s Knowledge, there are no Governmental Authorizations owned by Prophylix that relate in part to the Products but do not solely relate to the Products that Rallybio cannot otherwise obtain on its own, except for the Governmental Authorizations for the Products that would be necessary to research, develop, manufacture, make, use, sell, offer for sale, import, export or otherwise exploit the Products.

4.11. Contracts.

4.11.1. Specified Contracts. Section 4.11 of the Disclosure Schedule sets forth, as of the Execution Date, to the extent Prophylix is a party to a Contractual Obligation:

(a) any licenses of Products Intellectual Property;

(b) any manufacturing or supply agreement with respect to the Products or any component thereof;

(c) any Contractual Obligation consisting of a partnership, limited liability company or joint venture agreement;

(d) any Contractual Obligation with any Governmental Authority;

(e) any Contractual Obligations between Prophylix and its Affiliates; and

(f) any such Contractual Obligations that are material to the Products or the Acquired Assets.

4.11.2. Contracts. Prophylix has delivered or made available to Rallybio true, accurate and complete copies of each written Contractual Obligation listed on Schedule 4.9.1(d) or Schedule 2.1(e), in each case, as amended or otherwise modified and in effect.

4.11.3. Enforceability, etc. To Prophylix’s Knowledge, each Assumed Contract is Enforceable against each party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents, will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions in favor of Rallybio.

4.11.4. Breach, etc. Neither Prophylix, nor, to Prophylix’s Knowledge, any other party to any Assumed Contract is in breach or violation of, or default under, or has repudiated any provision of, any Assumed Contract in any material respect.

4.12. Litigation and Governmental Orders. With respect to the Products, there is no Action to which Prophylix is a party (either as plaintiff or defendant) or, to Prophylix’s Knowledge, to which any Acquired Assets are subject pending or threatened, nor is there any reasonable basis for any of the foregoing. As of the Execution Date, there is no Action which Prophylix presently intends to initiate. No Governmental Order has been received which is applicable to, or otherwise has or would reasonably be expected to have a Material Adverse Effect.

4.13. Insurance. Section 4.13 of the Disclosure Schedule sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, vehicular, fiduciary liability and other casualty and property insurance maintained by Prophylix and relating to the Assumed Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Assumed Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Prophylix since January 1, 2016. There are no claims related to the Assumed Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Prophylix has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (x) are in full force and effect and, to Prophylix’s Knowledge, enforceable in accordance with their terms; (y) are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. Prophylix is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Legal Requirements and Contractual Obligations to which Prophylix is a party or by which it is bound.

4.14. Powers of Attorney. Prophylix has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) with respect to the Acquired Assets or the Assumed Liabilities.

4.15. No Brokers. Prophylix has no Liability of any kind to, and is not subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions for which Rallybio could be liable.

4.16. Certain Business Practices. With respect to the Products, neither Prophylix nor, to Prophylix’s Knowledge, any Representative of Prophylix has directly or indirectly (a) used any funds of Prophylix for unlawful contributions, gifts, entertainment or other unlawful expenses; (b) made, promised or authorized the making of any unlawful payment or the unlawful provision of anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977; (c) made any payment with Prophylix funds or improperly provided anything of value in the nature of bribery; or (d) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

4.17. Taxes. Prophylix has timely filed all Tax Returns required to be filed by Prophylix in connection with the ownership and operation of the Acquired Assets. Prophylix has paid all Tax Liabilities owed by it in connection with the ownership and operation of the Acquired Assets, whether or not shown on such Tax documents and there are no Tax Liens on the Acquired Assets.

4.18. Undisclosed Liabilities. Prophylix has no Liabilities with respect to the Acquired Assets or the Products, except (a) those which are adequately reflected or reserved against in the Financial Statements, (b) those which have been incurred in the Ordinary Course of Business consistent with past practice since December 31, 2018 and that are not, individually or in the aggregate, material in amount, and (c) those which are identified on Section 4.18 of the Disclosure Schedule.

4.19. Solvency; Fraudulent Conveyance. As of the Closing Date, after giving effect to all of the Contemplated Transactions, including the payment of the Purchase Price, Prophylix shall be Solvent. For the purposes of this Section 4.19, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, the “fair saleable value” of the assets of such Person will, as of such date, exceed (a) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (b) the amount that will be required to pay the probable liabilities of such Person on its existing Debts (including contingent liabilities) as such Debts become absolute and matured. Prophylix does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Prophylix or any of its assets. The amount of consideration being received by Prophylix upon the sale of the Acquired Assets to Rallybio constitutes fair market value and fair consideration for the right, title and interest in, to and under the Acquired Assets. Prophylix is not transferring the Acquired Assets and the Assumed Liabilities to Rallybio with any intent to hinder, delay or defraud any of the Prophylix’s creditors.

4.20 Full Disclosure. The representations and warranties contained in this Section 4 are complete and correct as of the date hereof, and will be complete and correct as of the Closing Date. No representation or warranty of Prophylix contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

5.	REPRESENTATIONS AND WARRANTIES OF RALLYBIO.

Rallybio represents and warrants to Prophylix that the statements contained in this Section 5 are true and correct:

5.1. Organization. Rallybio is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in such jurisdiction where the failure to be so qualified individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on Rallybio.

5.2. Power and Authorization. The execution, delivery and performance by Rallybio of this Agreement, and the consummation by Rallybio of the Contemplated Transactions are within the corporate power and authority of Rallybio, and have been duly authorized by all necessary action on the part of Rallybio. This Agreement has been duly executed and delivered by Rallybio and, assuming the due authorization, execution and delivery by Prophylix, is a legal, valid and binding obligation of Rallybio, Enforceable against Rallybio in accordance with its terms subject to the effects of bankruptcy, insolvency or other Legal Requirements of general application affecting the enforcement of creditor rights.

5.3. Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Rallybio of this Agreement and the Transfer Agreements or (b) the consummation of the Contemplated Transactions by Rallybio.

5.4. Non-contravention. Neither the execution, delivery and performance by Rallybio of this Agreement or the Transfer Agreements nor the consummation of the Contemplated Transactions will:

(a) violate any Legal Requirement applicable to Rallybio;

(b) result in a breach or violation of, or default under, any Contractual Obligation of Rallybio;

(c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of Rallybio; or

(d) result in a breach or violation of, or default under, Rallybio’s Organizational Documents.

5.5. Financing. Rallybio will have (i) on the Closing Date all funds necessary to pay the Closing Payment and (ii) otherwise all funds necessary to pay its other obligations under this Agreement when due.

5.6. No Brokers. Rallybio does not have any Liability of any kind to, nor is Rallybio subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions for which Prophylix could be liable.

5.7. Disclaimer. Rallybio has undertaken its own investigation and has been provided with and has evaluated such information as requested by Rallybio in connection with such investigation, in connection with the execution, delivery and performance of this Agreement and the documents related thereto to which it is a party and the consummation of the Contemplated Transaction. In making its decision to execute and deliver this Agreement and the documents related thereto and to consummate the Contemplated Transactions, Rallybio is relying solely upon the representations and warranties of Prophylix set forth in Section 4 and in the related transaction documents, and acknowledges that such representations and warranties are the only representations and warranties made by Prophylix and its employees, officers, directors or representatives with respect to this Agreement, the other transaction documents and the Contemplated Transactions, including the Acquired Assets. Except as expressly set forth in Section 4 and in the transaction documents, Rallybio acknowledges and agrees that neither Prophylix nor any other Person is making or has made any representation or warranty, express or implied, as to this Agreement, the other transaction documents and the Contemplated Transactions, including the Acquired Assets.

6.	COVENANTS.

6.1. Closing. Prophylix will use its commercially reasonable efforts to take all of the actions and deliver all the various certificates, documents and instruments described in Section 7 as being performed or delivered by Prophylix. Rallybio will use its commercially reasonable efforts to take all of the actions and deliver all the various certificates, documents and instruments described in Section 8 as being performed or delivered by Rallybio.

6.2. Pre-Closing Handling of the Acquired Assets. From the Execution Date to the Closing Date, except as otherwise contemplated by this Agreement or consented to by Rallybio in writing, Prophylix agrees that it will pay or perform all material obligations relating to the Acquired Assets as they become due and owing in the Ordinary Course of Business.

(a) From the Execution Date to the Closing, except as otherwise permitted by this Agreement or consented to by Rallybio in writing, Prophylix shall:

(i) maintain in effect all Products Intellectual Property and applications and registrations included in the Products Intellectual Property, to the extent owned or controlled by Prophylix or its Affiliates;

(ii) maintain in effect and perform its obligations in all material respects under the Assumed Contracts;

(iii) preserve and maintain all Permits required for Prophylix to conduct its business as currently conducted or the ownership and use of the Acquired Assets;

(iv) pay Debts, Taxes and other obligations relating to the Acquired Assets when due;

(v) maintain Acquired Assets in all material respect in the same condition as they were on the date of this Agreement;

(vi) continue in full force and effect without modification all Insurance Policies of Prophylix relating to the Acquired Assets or the Products, except as required by applicable Legal Requirement;

(vii) defend and protect the Acquired Assets and the Products from infringement or usurpation;

(viii) maintain all of its books and records in accordance with IFRS and past practice;

(ix) comply in all material respects with all Legal Requirements applicable to the conduct of Prophylix’s business or the ownership and use of the Acquired Assets; and

(x) not agree, commit to, authorize or take or permit any action that would cause (A) any of the foregoing actions, changes, events or conditions described in this Section 6.2(a) to occur or (B) any of the changes, events or conditions in Section 4.5 to be inaccurate or untrue.

(b) From and after the Execution Date and to the Closing, except as Rallybio shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Prophylix covenants and agrees that, with respect to the Acquired Assets, it shall not:

(i) sell, pledge, dispose of, transfer, lease, license, encumber or authorize the sale, pledge, disposition, transfer, lease, license or encumbrance of any assets, including the Products Intellectual Property, that are (or would otherwise be) Acquired Assets;

(ii) waive any Claims or rights of material value that relate to the Acquired Assets;

(iii) acquire any material properties, assets or Intellectual Property that would constitute Acquired Assets, other than (A) in the Ordinary Course of Business and (B) Acquired Assets that would not reasonably be expected to result in the assumption by Rallybio of Assumed Liabilities at the Closing pursuant to the terms of this Agreement;

(iv) settle any Action or waive any Claims or rights of material value in a manner that would constitute an Assumed Liability;

(v) terminate, cancel, permit to lapse or be terminated, amend, waive or modify any Governmental Authorizations, except as required by any Governmental Authority;

(vi) enter into any new Contractual Obligation that would be an Assumed Contract or renew any Assumed Contract, other than renewals of (A) any Contractual Obligation that is cancelable upon sixty (60) days or less notice without any liability and

(B) any Contractual Obligation that is necessary or useful to research, develop, manufacture, make, use, sell, offer for sale, import, export or otherwise exploit the Products in the Ordinary Course of Business;

(vii) terminate or waive any material provision of, or amend or otherwise modify in any material respect, any Assumed Contract other than in the Ordinary Course of Business;

(viii) abandon, dispose of or permit to lapse any Intellectual Property contained in the Acquired Assets;

(ix) fail to take any commercially reasonably action to protect or maintain the Products Intellectual Property or to prosecute any pending applications for Products Intellectual Property or file any documents or other information or pay any maintenance or other fees related thereto;

(x) transfer, assign or grant any license or sublicense of any rights under or with respect to any Products Intellectual Property;

(xii) disclose or agree to disclose to any Person, other than Representatives of Rallybio, Third Parties bound by confidentiality agreements in the Ordinary Course of Business or to the extent required to be disclosed to a Governmental Authority, any confidential information solely relating to the Products; or

(xiii) agree, commit to, authorize or take or permit any action that would cause any of the foregoing actions, changes, events or conditions described in this Section 6.2(b) to occur.

6.3. Access to Books and Records. From and for a period of three (3) years after the Closing Date, each Party (the “Accessed Party”) shall afford to the other Party (the “Accessing Party”) and to each of its Representatives, no more than once in any 12-month period, reasonable access and duplicating rights at the Accessed Party’s corporate offices, during normal business hours and upon reasonable advance written notice (at least 21 days in advance of the proposed visit date), to all books and records (including reasonable access to a knowledgeable employee or other Representative of the Accessed Party to discuss such information) within the possession of the Accessed Party or any of its Affiliates, to the extent relating to the Acquired Assets or the Assumed Liabilities (other than with respect to any Claims between the Parties, whether pursuant to this Agreement or otherwise). Without limiting the foregoing, information may be requested under this Section 6.3 for audit, accounting, Third Party claims, Third Party litigation, and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations, and any notice delivered by the Accessing Party under this Section 6.3 will be accompanied by a written list reasonably detailing the purpose, scope and items of information sought to be accessed and duplicated by the Accessing Party during such visit to the Accessed Party’s offices.

6.4. No Negotiation by Prophylix. Between the Execution Date and the Closing Date, Prophylix shall not directly or indirectly solicit, initiate, knowingly encourage or entertain any inquiries or proposals relating to the acquisition, exclusive licensing or encumbering in whole or in part of the Acquired Assets or the Products (an “Acquisition Proposal”), discuss or negotiate with, provide any information to, consider the merits of any Acquisition Proposal from any Person (other than Rallybio), or consummate any transaction relating to any Acquisition Proposal, or that would otherwise reasonably be expected to compromise Prophylix’s ability to consummate the Contemplated Transactions.

6.5. Expenses. With respect to the costs and expenses (including legal, accounting, consulting, advisory and brokerage) incurred in connection with the Contemplated Transactions (the “Transaction Expenses”), Rallybio will not have any Liability in respect of the Transaction Expenses of Prophylix, nor will Prophylix have any Liability in respect of the Transaction Expenses of Rallybio.

6.6. Confidentiality. The Mutual Confidential Disclosure Agreement between Rallybio and Prophylix, dated December 6, 2018 (the “Confidential Disclosure Agreement”) shall be superseded by this Section 6.6 and shall be null and void and of no further force and effect on and after the Closing. Prophylix acknowledges that the success of Rallybio after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by Prophylix, that the preservation of the confidentiality of such information by Prophylix is an essential premise of the bargain between Prophylix and Rallybio, and that Rallybio would be unwilling to enter into this Agreement in the absence of this Section 6.6. Accordingly, Prophylix hereby agrees with Rallybio that Prophylix and its Representatives will not, and that Prophylix will cause its Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Rallybio, disclose or use, any confidential or proprietary information within the Acquired Assets or of Rallybio, including any business information, Patents, other Intellectual Property, records, data, formulae, processes, developments, designs, inventions, models, techniques, improvements or discoveries, patentable or otherwise.

6.7. Publicity. No public announcement or disclosure may be made by any Party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Rallybio and Prophylix; provided, however, that the provisions of Section 6.6 and this Section 6.7 will not prohibit (a) any disclosure required by any applicable Legal Requirement, including any Legal Requirement or listing standard of any exchange or quotation system on which the disclosing Party’s securities are listed or traded (in which case the disclosing Party will provide the other Party with the opportunity to review in advance the disclosure and to contest the same, including reasonable opportunity to seek a protective order or to seek confidential treatment of such disclosures), (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions, (c) any disclosure made pursuant to a press release in a form mutually agreed to by Rallybio and Prophylix (or any other subsequent disclosure containing substantially similar information), or (d) any disclosure to any potential acquirer, payment factoring partner, underwriter, licensee, sublicensee, joint venturer, collaborator, bank or financing source of either Party.

6.8. Transfer of Governmental Authorizations On the Closing Date, each Party shall execute and deliver, or cause to be executed and delivered, to the FDA, the EMA and to other appropriate Governmental Authorities, as the case may be, such documents and instruments of conveyance as necessary and sufficient (or as Rallybio may otherwise reasonably request) to effectuate the transfer of each Transferred Governmental Authorization to Rallybio under applicable Legal Requirements on the Closing Date or as soon as possible if the Transferred Governmental Authorizations are assigned after the Closing.

6.9. Further Assurances. From and after the Closing Date, upon the request of either Prophylix or Rallybio, each of the Parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.

6.10. Scientific Advisory Board. From the Closing Date until Rallybio’s payment of Milestone 2 or 3 pursuant to Section 3.3.1 (whichever comes first), the Board of Directors of Prophylix will be entitled to appoint one representative reasonably acceptable to Rallybio to serve on the Scientific Advisory Board of Rallybio. All information concerning the development, manufacturing and commercialization activities for Products that Rallybio elects to share with its Scientific Advisory Board shall be shared equally with all members of the Scientific Advisory Board.

6.11. Diligence.

6.11.1. Products containing NAITgam. Rallybio shall use Commercially Reasonable Efforts to develop and commercialize Products containing NAITgam in the United States and in at least one Major European Market. Such efforts include Rallybio’s good faith verification of an adequate supply of plasma to manufacture NAITgam to treat patients both prenatally and postnatally in the United States and in such Major European Market as outlined on Schedule 6.11.1.

6.11.2. Products containing T1 Antibodies. If Rallybio determines, in its reasonable discretion pursuant to Schedule 6.11.1, that the supply of plasma is insufficient to commercialize Products containing NAITgam following Rallybio’s continued and diligent efforts to obtain sufficient plasma, Rallybio shall notify Prophylix of such decision in writing not later than ten (10) business days after such determination. From the date of such notification, if any, Rallybio shall use Commercially Reasonable Efforts to develop and commercialize Products containing T1 Antibody in the United States and in at least one Major European Market. Upon such notification, if any, all diligence obligations of Rallybio set forth in Section 6.11.1 shall be deemed satisfied and cease. In the absence of such notification under this Section 6.11.2, Rallybio shall have no diligence obligations with respect to the development or commercialization of any Products containing T1 Antibody.

6.11.3. Status Updates. In January each year, Rallybio shall provide written status updates to Prophylix of Rallybio’s development and commercialization activities for Products with details sufficient to describe the activities and efforts undertaken to comply with its obligations under Sections 6.11.1 and 6.11.2, to the extent applicable.

6.12. Repurchase Option. Upon written notice to Rallybio, Prophylix shall have a right (but not an obligation) to repurchase the remaining Acquired Assets (including all CMC and clinical data, documentation, results and approvals) for an amount equal to the Closing Payment if the following events should occur:

(a) If Rallybio, after using Commercially Reasonable Efforts as set out in Section 6.11, elects not to pursue any further development and/or commercialization activities for the Products; or

(b) If Rallybio elects to transfer all or substantially all of the remaining Acquired Assets to a Third Party without including the surviving rights and obligations in Section 6.11, if applicable.

6.13. Technology Transfer and Support. Prophylix shall initiate the transfer to Rallybio (or a Third Party designated by Rallybio) of all Know-How and materials relating to the development and manufacture of the Products, including existing plasma banks and cell banks used for the production of the Products. Technology transfer and additional support to be provided by Prophylix shall be implemented pursuant to a plan based on the activities set forth on Schedule 6.13. All technology transfer activities set forth on Schedule 6.13 shall be completed within the time periods set forth in such Schedule.

6.14. Additional Support. For a period of three (3) years following the Closing, Rallybio and its subsidiaries, on the one hand, and Prophylix, on the other hand, shall reasonably cooperate with each other in the defense or settlement of any Liabilities or lawsuits involving the Acquired Assets, the Products, the Agreement or the Transfer Agreements (other than with respect to any Claims between the Parties, whether pursuant to this Agreement or otherwise), in each case for which the other Party has responsibility under this Agreement, by providing the other Party and such other Party’s legal counsel reasonable access to employees, records, documents, data, equipment, facilities, products, and other information relating primarily to the

Acquired Assets or the Products, as such other Party may reasonably request, to the extent maintained or under the possession or control of the requested Party; provided, however, that such access shall not unreasonably interfere with the business of Rallybio or Prophylix, or any of their respective Affiliates; provided, further, that either Party may restrict the foregoing access to the extent that (a) such restriction is required by applicable Legal Requirements, or (b) disclosure of any such information would result in the loss or waiver of the attorney-client privilege. The requesting Party shall reimburse the other Party for reasonable out-of-pocket expenses paid by the other Party to Third Parties in performing its obligations under this Section 6.14.

7. CONDITIONS TO RALLYBIO’S OBLIGATIONS AT THE CLOSING.

The obligation of Rallybio to consummate the Closing is subject to the fulfillment of each of the following conditions (unless waived by Rallybio in accordance with Section 12.3):

7.1. Representations and Warranties. The representations and warranties of Prophylix set forth in this Agreement (a) that are not qualified by materiality or Material Adverse Effect, will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect, will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

7.2. Performance. Prophylix will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement and the Transfer Agreements that are required to be performed or complied with by it at or prior to the Closing.

7.3. No Material Adverse Effect. Since the Execution Date, there will have occurred no events nor will there exist circumstances which singly or in the aggregate have resulted in a Material Adverse Effect.

7.4. [Intentionally Omitted].

7.5. Qualifications. No provision of any applicable Legal Requirement and no Governmental Order will prohibit the consummation of any of the Contemplated Transactions.

7.6. Absence of Litigation. No Action will be pending or threatened in writing by a Governmental Authority which may result in a Governmental Order (nor will there be any Governmental Order in effect) (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

7.7. IPR Assignment Agreement. Prophylix shall have exercised the option to acquire all Intellectual Property pursuant to the terms of the Exclusive License Agreement, dated July 28, 2015, as amended, [***] (the “[***] License”) and Prophylix and the parties to the [***] License shall have executed and delivered a fully-executed of the IPR Assignment

Agreement to Rallybio in form and substance reasonably acceptable to Rallybio (the “IPR Assignment Agreement”). The Parties agree to allocate the Sign-On Fee as follows: (a) Prophylix shall be responsible for $[***]; and (b) Rallybio shall be responsible for the balance of the Sign-On Fee. The Parties further agree that Rallybio shall offset Prophylix’s share of the Sign-On Fee against the payment to be made to Prophylix at Closing as provided in Section 3.1, and Rallybio shall pay the entire Sign-On Fee in accordance with Section 4.1(A) of the IPR Assignment Agreement following the assignment to, and assumption by, Rallybio of the IPR Assignment Agreement.

7.8. Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as set out in Schedule 7.8, will have been obtained or made, in a manner satisfactory in form and substance to Rallybio, and no such authorization, consent or approval will have been revoked.

7.9. Transfer Agreements. Each Transfer Agreement will have been executed and delivered to Rallybio by Prophylix.

7.10. Permits. Rallybio shall have received all Permits that are necessary for it to conduct the business of Prophylix as conducted by Prophylix as of the Closing Date and for the ownership and use of the Acquired Assets or the Products.

7.11. Liens. All Liens relating to the Acquired Assets shall have been released in full and Prophylix shall have delivered to Rallybio written evidence, in form satisfactory to Rallybio in its sole discretion, of the release of such Liens.

7.12. Other Documents. Prophylix shall have delivered to Rallybio such other documents or instruments as Rallybio reasonably requests and are reasonably necessary to consummate the Contemplated Transactions.

8.	CONDITIONS TO PROPHYLIX’S OBLIGATIONS AT THE CLOSING.

The obligation of Prophylix to consummate the Closing is subject to the fulfillment of each of the following conditions (unless waived by Prophylix in accordance with Section 12.3):

8.1. Representations and Warranties. The representations and warranties of Rallybio contained in this Agreement (a) that are not qualified by materiality or material adverse effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or material adverse effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

8.2. Performance. Rallybio will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by Rallybio at or prior to the Closing.

8.3. [Intentionally Omitted]

8.4. Qualifications. No provision of any applicable Legal Requirement and no Governmental Order will prohibit the consummation of any of the Contemplated Transactions.

8.5. Absence of Litigation. No Action will be pending or threatened in writing by a Governmental Authority which may result in a Governmental Order (nor will there be any Governmental Order in effect) (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

8.6. Transfer Agreements. The Bill of Sale and Assignment and Assumption Agreement will have been executed and delivered to Prophylix by Rallybio.

8.7. Guarantee. Rallybio Holdings, LLC will have executed and delivered to Prophylix the Guarantee.

8.8. Compliance and Regulatory. Rallybio will be prepared to accept transfer of the Transferred Governmental Authorizations (including all obligations under such Transferred Governmental Authorizations) under Section 6.8.

9.	TERMINATION.

9.1. Termination of Agreement. This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:

(a) by mutual written consent of Rallybio and Prophylix;

(b) by Rallybio if either (i) there will be a material breach of, or material inaccuracy in, any representation or warranty of Prophylix contained in this Agreement as of the Execution Date or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which Rallybio’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time) or (ii) Prophylix will have breached or violated in any material respect any of its covenants and agreements contained in this Agreement, which breach or violation, in the case of either clause (i) or

(ii) above, would give rise, or would reasonably be expected to give rise, to a failure of a condition set forth in Section 7 and cannot be or has not been cured on or before the earlier of five (5) Business Days before the Drop Dead Date or twenty (20) Business Days after Rallybio notifies Prophylix of such breach or violation;

(c) by Prophylix if either (i) there will be a material breach of, or material inaccuracy in, any representation or warranty of Rallybio contained in this Agreement as of the Execution Date or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which Prophylix’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time) or (ii) Rallybio will have breached or violated in any material respect any of its covenants and agreements contained in this Agreement, which breach or violation, in the case of either clause (i) or (ii) above, would give rise, or would reasonably be expected to give rise, to a failure of the condition set forth in Section 8 and cannot be or has not been cured on or before the earlier of five (5) Business Days before the Drop Dead Date or twenty (20) Business Days after Prophylix notifies Rallybio of such breach or violation;

(d) by Rallybio if Prophylix has breached its obligations under Section 6.4 and such breach has not been cured within twenty-four (24) hours of notice by Rallybio of such breach;

(e) by either Party by providing notice to each other Party at any time after September 30, 2019 (the “Drop Dead Date”) if the Closing will not have occurred by reason of the failure of any condition set forth in Section 7 or Section 8 to be satisfied (unless such failure is the result of one or more breaches or violations of, or inaccuracy in any covenant, agreement, representation or warranty of this Agreement by the Party providing such notice, in which case the Drop Dead Date will be extended to December 31, 2019); or

(f) by either Rallybio or Prophylix if a final non-appealable Governmental Order permanently enjoining, restraining or otherwise prohibiting the Closing will have been issued by a Governmental Authority of competent jurisdiction.

9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement other than the provisions of Sections 4.15 (No Brokers), 5.6 (No Brokers), 6.5 (Expenses), 6.6 (Confidentiality), 6.7 (Publicity), 11 (Tax Matters), 12.9 (Governing Law), and this Section 9.2, will then be null and void and have no further force and effect and all other rights and Liabilities of the Parties hereunder will terminate without any Liability of any Party to any other Party, except for Liabilities arising in respect of willful breaches under this Agreement by any Party on or prior to the Termination Date.

10.	INDEMNIFICATION; WAIVER.

10.1. Indemnification by Prophylix. Subject to the limitations set forth in this Section 10, Prophylix will indemnify and hold Rallybio and each of its Affiliates and Representatives (each, a “Rallybio Indemnified Person”) harmless from, against and in respect of any and all losses, damages, assessments, fines, penalties, Taxes, Actions, Liabilities, fees, costs (including reasonable costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Rallybio Indemnified Persons or any of them on or after the Closing as a result of:

(a) any common law fraud or intentional misrepresentation of Prophylix or any of Prophylix’s officers;

(b) any breach of, or inaccuracy in, any representation or warranty made by Prophylix in this Agreement or in any Transfer Agreement or any instrument or certificate delivered pursuant to this Agreement as if made on both the Execution Date and at the Closing (except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be deemed to be made only as of such date)) (in each case, solely for determining any Losses, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom);

(c) any breach or violation of any covenant or agreement of Prophylix (including under this Section 10) in this Agreement or any Transfer Agreement or any instrument or certificate delivered pursuant to this Agreement; or

(d) the Excluded Liabilities.

10.2. Indemnification by Rallybio. Subject to the limitations set forth in this Section 10, Rallybio will indemnify and hold Prophylix and each of its Affiliates and Representatives (each, a “Prophylix Indemnified Person”) harmless from and against and in respect of any and all Losses incurred or suffered by the Prophylix Indemnified Persons or any of them on or after the Closing as a result of:

(a) any common law fraud or intentional misrepresentation of Rallybio or any of its officers;

(b) any breach of, or inaccuracy in, any representation or warranty made by Rallybio in this Agreement or in any Transfer Agreement or any instrument or certificate delivered pursuant to this Agreement as if made on both the Execution Date and at the Closing (except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be deemed to be made only as of such date)) (in each case, solely for determining any Losses, as such representation or warranty would read if all qualifications as to materiality, including each reference to the term “material adverse effect,” were deleted therefrom);

(c) any breach or violation of any covenant or agreement of Rallybio (including under this Section 10) in or pursuant to this Agreement or any Transfer Agreement or any instrument or certificate delivered pursuant to this Agreement; or

(d) the Assumed Liabilities.

10.3. Financial Limitations. The liability of Prophylix under Section 10.1(b) is subject to the following limitations:

(a) With respect to Losses arising from or relating to a breach of the representations and warranties in Section 4, except for breach of Fundamental Warranties, Prophylix shall have no indemnification obligation for such Loss unless and until the aggregate amount of all such Losses of all Rallybio Indemnified Persons equals or exceeds [***] of the aggregate amount of the Closing Payment (as set out in Section 3.1) and the milestone payments (as set out in Section 3.3) (such amount, the “Basket”), in which event the Indemnifying Party shall then be liable for the full amount of such Losses, including the Losses equal to or less than the Basket, subject to any applicable limitations set forth in Section 10;

(b) Except for breaches of Fundamental Warranties, the aggregate liability of Prophylix to Rallybio and any Rallybio Indemnified Person pursuant to Section 10.1(b) shall not exceed [***] of the aggregate amount of (i) $[***] and (ii) the milestone payments (as set out in Section 3.3).

10.4. Settlement of Claims.

(a) Any indemnification claims relating to Prophylix’s breach of representations and warranties in Section 4, except for breach of Fundamental Warranties, shall be settled as follows:

(i) Any Rallybio Indemnified Person may claim a direct payment in the form of up to $[***] of the Closing Payment, subject in all cases to the liability cap set forth in Section 10.3(b); and

(ii) Any Rallybio Indemnified Person may set-off any Loss against the milestone payments set out in Section 3.3 until the claim has been paid in full, subject in all cases to the liability cap set forth in Section 10.3(b).

(b) If at any time Prophylix shall become liable for any Losses under this Section 10, then in addition to any rights of set-off, offset or other rights that Rallybio may expressly have under this Agreement (including, but not limited to, pursuant to Section 10.4(a)) Rallybio may, but is not obligated to, elect to offset all or a portion of such Losses from and against any amounts owed to Prophylix under Section 3. Neither the exercise of nor failure to exercise any such right of set-off shall constitute an election of remedies or limit Rallybio in any manner in the enforcement of other remedies available to it hereunder and the exercise by Rallybio of the right of set-off against any amounts payable to Prophylix pursuant to this Agreement shall not be the sole or exclusive remedy of Rallybio for recovery of any amounts owed by Prophylix to Rallybio pursuant to this Agreement.

10.5. Time Limitations.

10.5.1. Notice of Claim. An Indemnified Party shall, as soon as reasonably practicable after the Indemnified Party has actual knowledge of such Loss, notify in writing the Indemnifying Party, and such written notice shall specify the factual basis of that claim in reasonable detail to the extent then known to the Indemnified Party; provided, however, that any failure by the Indemnified Party to give such notice in a timely manner shall not limit the indemnification obligations of the Indemnifying Party under this Section 10 except to the extent that the Indemnifying Party is actually prejudiced by such failure.

10.5.2. Disputes. If the Indemnifying Party disputes any claim for indemnification brought by the Indemnified Party, then the Indemnifying Party shall have no liability with respect to such claim unless the Indemnified Party initiates dispute resolution proceedings pursuant to Section 12.9 within ninety (90) Business Days after the Indemnifying Party has notified the Indemnified Party of such dispute.

10.5.3. Survival. Except in the case of fraud, all claims for indemnification for breach of representations and warranties under Section 10.1(b) and 10.2(b) shall be extinguished and be of no further force and effect on the date that is [***] months following the Closing Date; provided, however, that any claim for indemnification made in writing by the Indemnified Party under Section 10.5.1 on or prior to the expiration of such [***] month period shall survive until such claim is finally and fully resolved; and provided, further, that, notwithstanding anything herein to the contrary, the Fundamental Warranties and all corresponding claims for indemnification shall remain in full force and effect and shall survive indefinitely. All of the covenants and agreements contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled.

10.6. Other limitations. The liability of the Indemnifying Party pursuant to this Section 10 shall be subject to the following limitations:

(a) any Loss shall be calculated taking into account any net Tax benefit (determined on a “with” and “without” basis) that actually reduces current year Taxes or that has been received in cash; and

(b) the Indemnifying Party’s liability shall be excluded to the extent the Loss is recovered by the Indemnified Party by way of insurance or from a Third Party.

10.7. Third Party Claims.

10.7.1. Notice of Claim. If any Third Party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnity Claim against an Indemnifying Party under this Section 10, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 10, except to the extent such delay actually and materially prejudices the Indemnifying Party.

10.7.2. Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 10.7. In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim requesting indemnification, the Indemnifying Party gives written notice to the Indemnified Party that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (d) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with the validity, enforceability or infringement of Intellectual Property, or any criminal or regulatory enforcement Action, and (f) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, subject to the terms and conditions of this Section 10.

10.7.3. Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned) unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of Rallybio Indemnified Persons or Prophylix Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim, (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person, and (d) will not prejudice any other claims that may be made against the Indemnified Party.

10.7.4. Indemnified Party’s Control. If the Indemnifying Party does not deliver the notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 10.7.2 within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim diligently, the Indemnified Party may defend, and to the extent permitted by Section 10.7.6, may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), provided that the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently. If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim diligently but any of the other conditions in Section 10.7.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by, or be obligated to provide indemnification solely by virtue thereof, the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed).

10.7.5. In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to Section 10.7.4, the Indemnifying Party will remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 10.

10.7.6. Limitations on Indemnified Party. If the Indemnified Party controls such defense, the Indemnified Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned) if such judgment, compromise or settlement (a) does not result in the full and general release of Rallybio Indemnified Persons and Prophylix Indemnified Persons from all liabilities arising or relating to, or in connection with, the Third Party Claim, (b) involves a finding or admission of Prophylix Indemnified Persons or Rallybio Indemnified Persons of any violation of Legal Requirements or the rights of any Person, or (c) prejudices the Indemnifying Party’s defense against any other claims that may be made against the Indemnifying Party.

10.7.7. Consent to Jurisdiction Regarding Third Party Claim. Rallybio and Prophylix, each in its or their capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim.

10.8. Losses Net of Insurance; Mitigation. The waiver of any condition contained in this Agreement or any Transfer Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Rallybio Indemnified Person or Prophylix Indemnified Person to indemnification pursuant to this Section 10 based on such representation, warranty, covenant or agreement.

10.9. Waiver of Claims. Each Party agrees and undertakes that (in the absence of fraud or willful misconduct) it has no rights against and shall undertake to irrevocably waive any right to make any claims against any employee, board member, officer, agent, adviser or Representative of the other Party in connection with this Agreement and the Contemplated Transaction (each a “Protected Party”). Furthermore, each Party shall procure that its respective Affiliates, and that any of its Representatives or its Affiliates Representatives, do not make or pursue any such claim. In the event of any breach of this Section 10.9, the breaching Party shall indemnify and hold such Protected Party harmless from any Loss caused by such breach.

10.10. Remedies Cumulative. The rights of each Rallybio Indemnified Person and Prophylix Indemnified Person under this Section 10 are cumulative, and each Rallybio Indemnified Person and Prophylix Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 10 without regard to the availability of a remedy under any other provision of this Section 10. The rights of each Rallybio Indemnified Person and each Prophylix Indemnified Person under this Section 10 shall be cumulative with any rights contained in the Transfer Agreements.

10.11. Sole Remedies. The Parties hereto acknowledge and agree that except as for claims based on an act of fraud or intentional misrepresentation, the indemnification provisions of this Section 10 shall be the sole and exclusive remedy for any item that is covered by such indemnification provisions.

10.12. Adjustment to Purchase Price. Any payments made to an Indemnified Party pursuant to this Section 10 shall be treated as an adjustment to the Purchase Price (as determined for Tax purposes), except as otherwise required by applicable Legal Requirements.

10.13. LIMITATION ON REMEDIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR LOST PROFITS OR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER, EXCEPT (I) TO THE EXTENT THAT SUCH DAMAGES WERE ACTUALLY PAID TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM OR (II) WITH RESPECT TO CLAIMS OF COMMON LAW FRAUD OR INTENTIONAL MISREPRESENTATION.

11.	TAX MATTERS.

11.1. Tax Allocation. The Purchase Price (as determined for Tax purposes) will be allocated among the Acquired Assets in accordance with Section 1060 of the Code as set forth on Schedule 11.1; provided, that within thirty (30) days following the Closing Date and upon written notice to Prophylix, Rallybio may reasonably revise Schedule 11.1 after consultation with its tax and accounting Representatives. The parties each hereby agree to prepare their respective Tax Returns consistent with this allocation, as revised (if applicable). This obligation shall survive the Closing.

11.2. Transfer Taxes. All transfer, bulk sales, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) and related penalties, interest and additions to Taxes incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) (including any domestic federal, state, local or similar Taxing Authority) will be borne equally (50%/50%) by each of the Parties.

11.3. Reasonable Cooperation. Prophylix and Rallybio, at their own respective costs, shall provide reasonable cooperation and information to each other in connection with (i) the preparation or filing of any Tax Return with respect to the Acquired Assets.

11.4. Reimbursement of Taxes. Upon receipt of any bill for Taxes described in Section 11.2 or any Taxes relating to the Acquired Assets or the Products relating to the period prior to the Closing, the recipient Party shall present a statement to the other setting forth the amount of such reimbursement to which the recipient Party is entitled together with such supporting evidence as is reasonably necessary to calculate the proration amount. Any amount shall be paid within ten (10) days after delivery of such statement.

12. MISCELLANEOUS

12.1. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by e-mail if also delivered by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or e-mail address) listed below: If to Prophylix, to it at:

Prophylix AS

Forskningsparken, Sykehusvegen 23

9019 Tromsø, Norway

Attention: Marit Wick

Email: [***]

with a copy to (which shall by itself not constitute notice to Prophylix for any purposes under this Agreement):

Advokatfirmaet Schjødt AS

Ruseløkkveien 14/P.O. Box 2444 Solli

0201 Oslo, Norway

Attention: Tord Fondevik

Email: tofo@schjodt.no

and

DLA Piper LLP (USA)

1650 Market St., Suite 5000

Philadelphia, PA 191030

Attention: Fahd M.T. Riaz

Email: fahd.riaz@dlapiper.com

If to Rallybio, to it at:

Rallybio IPA, LLC

400 Farmington Avenue, Suite R2818

Farmington, CT 06032

Attention: Jeffrey Fryer

Email: [***]

with a copy to (which shall by itself not constitute notice to Rallybio for any purposes under this Agreement):

Wiggin and Dana LLP

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut 06901

Email Address: pmelick@wiggin.com; ekipperman@wiggin.com

Attention: Patti Melick

     Evan Kipperman

Each of the Parties to this Agreement may specify a different address or e-mail address by giving notice in accordance with this Section 12.1 to each of the other Parties hereto.

12.2. Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that (a) after the Closing, Prophylix may (i) assign to any of its Affiliates or (ii) assign or transfer its rights to receive payments under this Agreement (but no liabilities or other rights), without Rallybio’s consent, to an Affiliate or to a Third Party in connection with a payment factoring transaction, in each case, so long as Prophylix is not relieved of any Liability hereunder, and (b) after the Closing, Rallybio may (i) assign any or all of its rights and obligations hereunder to any of its Affiliates, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates or to any successor corporation resulting from any merger, consolidation, share exchange, reorganization, or other similar transaction, (ii) designate one or more of its Affiliates to perform its obligations hereunder, or (iii) assign any or all of its rights and obligations hereunder to any lender to Rallybio or any of its Affiliates as collateral security, in each case, without Prophylix’s consent, provided that no such assignment shall relieve Rallybio of its obligations hereunder. Any purported assignment or transfer made in contravention of this Section 12.2 will be null and void.

12.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Rallybio and Prophylix, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

12.4. Entire Agreement. This Agreement, together with the Transfer Agreements and any documents, instruments and certificates explicitly referred to herein or therein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect to such subject matter.

12.5. Counterparts. This Agreement may be executed in any number of counterparts, including facsimile or electronic copies thereof (e.g., portable document format (PDF)), each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each Party hereto.

12.6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

12.7. Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

12.8. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the Party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

12.9. Governing Law. This Agreement, the rights of the Parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each Party submits to the exclusive jurisdiction of the federal and state courts of the located in the Southern District of New York (and any appellate court from any thereof) in any action or proceeding arising out of or relating to this Agreement or the Contemplated Transaction, including recognition or enforcement of any judgment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the Execution Date.

RALLYBIO IPA, LLC

By:	/s/ Stephen Uden
Name: Stephen Uden
Title: COO

PROPHYLIX AS

By:	/s/ Søren Weis Dahl
Name: Søren Weis Dahl
Title: Chief Executive Officer

[Asset Purchase Agreement]

Exhibit 1

Definitions

As used herein, the following terms will have the following meanings:

“Accessed Party” is defined in Section 6.3.

“Accessing Party” is defined in Section 6.3.

“Acquired Assets” is defined in Section 2.1.

“Acquired Intellectual Property” is defined in Section 2.1(c).

“Acquisition” means the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities.

“Acquisition Proposal” is defined in Section 6.4.

“Action” means any Claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority; provided, however, that Patent prosecution in the Ordinary Course of Business before the U.S. Patent and Trademark Office, corresponding foreign patent offices and under the Patent Cooperation Treaty, shall not be considered an “Action”.

“Affiliate” of an entity means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first entity. For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession of the actual power to direct the management or policies of an entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance.

“Agreement” is defined in the Preamble.

“Assumed Contracts” is defined in Section 2.1(d).

“Assumed Liabilities” is defined in Section 2.4.

“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement to be entered into between Rallybio and Prophylix, which shall be in the form of Exhibit A.

“BLA” means any Biologics License Application as defined in the PHSA.

“Business Day” means any weekday other than a weekday on which banks in the State of New York are authorized or required to be closed.

“Calendar Quarter” means any of the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, or the applicable part thereof.

“Calendar Year” means any calendar year ending on December 31, or the applicable part thereof.

“Claim” means any assertion of right whatsoever (including all Debts, bonds, promises, damages, equitable claims and judgments), whether liquidated, fixed or contingent, direct or indirect, or imputed.

“Closing” is defined in Section2.7.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Payment” is defined in Section 3.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means those efforts, [***].

“Confidential Disclosure Agreement” is defined in Section 6.6.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the Acquisition and (b) the execution, delivery and performance of this Agreement and the Transfer Agreements.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding that is legally binding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Control” or “Controlled” means possession of the ability to grant a license or sublicense hereunder without violating the terms of any agreement with any Third Party.

“Copyrights” means all copyrights and copyrightable works, whether published or unpublished, including all rights of authorship, use, publication, reproduction, distribution, performance and public display, transformation, moral rights and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, rights to make derivative works based on the foregoing together with all other interests accruing by reason of United States or international copyright law.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with IFRS), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements or (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Drop Dead Date” is defined in Section 9.1(e).

“EMA” means the European Medicines Agency and any successor entity thereto.

“[***]” is defined in Section 3.2.

“[***]” is defined in Section 3.2.

“Enforceable” means, with respect to any Contractual Obligation stated to be enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities” is defined in Section 2.5.

“Execution Date” is defined in the Preamble to this Agreement.

“FDA” is defined in Section 4.10.2(a).

“FDCA” is defined in Section 4.10.2(a).

“Financial Statements” is defined in Section 4.5.

“First Commercial Sale” means, on a Product-by-Product, and country-by-country basis, the first sale of such Product by Rallybio or an Affiliate or licensee of Rallybio to a Third Party for end use or consumption in such country after Regulatory Approval has been granted with respect to such Product in such country; provided, that “First Commercial Sale” shall not include (a) [***].

“Fundamental Warranties” means the representations and warranties of Prophylix or Rallybio, as the case may be, in Section 4.1 (Organization), Section 4.2 (Power and Authorization), Section 4.8 (Acquired Assets), Section 4.10.4 (Data Protection Compliance), Section 4.15 (No Brokers), Section 4.17 (Taxes), Section 4.19 (Solvency; Fraudulent Conveyance), Section 5.1 (Organization), Section 5.2 (Power and Authorization), and Section 5.6 (No Brokers).

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any local, state, national or multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Governmental Authorization” means all investigational new drug applications, new drug applications, abbreviated new drug applications, new drug submissions, drug master files, any comparable applications and submissions or certifications, together or combined with any and all supplements or modifications or amendments thereto, whether existing, pending or withdrawn, together with all correspondence to or from any Governmental Authority with respect thereto and any other Permits, prepared and submitted or in preparation for submission to any Governmental Authority, in each case solely relating to the Products.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority that is binding on any Person or any of its property under any Legal Requirement.

“Guarantee” means the Guarantee to be entered into by Rallybio Holdings, LLC and Prophylix, which shall be in the form attached hereto as Exhibit C.

“IFRS” means International Financial Reporting Standards consistently applied.

“Inbound License Agreements” is defined in Section 4.9.1(d).

“Indemnified Party” means, with respect to any Indemnity Claim, the Party asserting such claim under Section 10.1 or Section 10.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claims, Rallybio or Prophylix under Section 10.1 or Section 10.2, as the case may be, against whom such claim is asserted.

“Indemnity Claim” means a claim for indemnity under Section 10.1 or Section 10.2, as the case may be.

“Insurance Policies” is defined in Section 4.13.

“Intellectual Property” means any and all of the following in any country: Copyrights, Patents, Trademarks, domain name registrations, Trade Secrets, Know-How rights, software (including source code and object code), data or other exclusivity rights, all inventions whether or not patentable, and any other intellectual property rights of any kind or nature whether owned, licensed or otherwise held.

“IPR Assignment Agreement” is defined in Section 7.7.

“Know-How” means inventions, technical information, know-how and materials, including technology, data, compositions, formulas, biological materials, assays, reagents, constructs, compounds, discoveries, procedures, processes, practices, protocols, methods, techniques, results of experimentation or testing, knowledge, trade secrets, skill and experience, in each case whether or not patentable or copyrightable, and in each case that are unpatented.

“Legal Requirement” means, with respect to any Person, any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, judicial interpretation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law applicable to any of such Person or any of such Person’s property, assets, Affiliates or Representatives.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or un-asserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or un-accrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under IFRS to be accrued on the financial statements of such Person.

“Lien” means any mortgage, pledge, lien, security interest, charge, Claim, condition, (solely with respect to the Patents listed on Schedule 2.1(c), any out-bound license), covenant not to sue, option, right of first offer or refusal, buy/sell agreement, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any Debt, or restriction on the creation of any of the foregoing or any other restriction or covenant with respect to, or condition governing the use, construction, transfer, receipt of income or exercise of any other attribute of legal or equitable ownership, whether relating to any property or right or the income or profits therefrom.

“Losses” is defined in Section 10.1.

“Marketing Authorization Application” means an application for the authorization to market a Product in any particular country or regulatory jurisdiction, as defined in the applicable Legal Requirements and filed with the applicable Governmental Authority of such country or regulatory jurisdiction, including any BLAs.

“Material Adverse Effect” means any change in, or effect on, (i) the Acquired Assets or the Products, or (ii) Prophylix, which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement is, or is reasonably likely to be, materially adverse to (a) the Acquired Assets or the developing, manufacturing, making, using, selling, offering for sale, importing, exporting or other exploitation of the Products taken as whole or (b) Prophylix’s ability to perform under or to consummate the Contemplated Transactions; provided, however, that (1) changes in economic or political conditions or the financing, banking, currency or capital markets in general, (2) conditions affecting the industries and markets in which Prophylix participates or the economic or political circumstances or financing, banking, currency or capital markets in general, (3) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (4) any changes in applicable Legal Requirements or accounting rules, including IFRS, (5) changes or effects that arise out of or attributable to the public announcement of the Contemplated Transactions, or (6) any failure of Rallybio to meet its or Prophylix’s internal projections related to the Acquired Assets (including, without limitation, any internal projections related to development or commercialization timelines, regulatory milestones, and sales projections), shall not be deemed to be and shall not be taken into account in determining whether there has been or will be a Material Adverse Effect, unless with respect to items (1) through (3), such conditions or events have a disproportionate effect on the Acquired Assets or the Products compared to other participants in the industries in which Prophylix operates.

“Milestone Payment 2” is defined in Section 3.3.1.

“Milestone Payment 3” is defined in Section 3.3.1.

“NAITgam” means Prophylix’s plasma-derived anti-HPA-1a immunoglobulin as more specifically described on Schedule 1.

“Net Sales” means the gross amount collected by Rallybio, its Affiliates and licensees from Third Parties for sales of Products for fetal neonatal alloimmune thrombocytopenia (FNAIT, NAITP, NAIT, NATP or NAT) prophylaxis or therapy, after deduction of allowances, to the extent included in the gross invoiced sales price for such Product, stated separately on the invoice, or actually incurred by the selling party, for:

(a) [***];

(b) [***];

(c) [***], and

(d) [***].

Net Sales shall be consistently applied by Rallybio and its Affiliates for all other products (except as otherwise contemplated in this definition of Net Sales).

For the avoidance of doubt, sales between or among Rallybio and its Affiliates or licensees will be excluded from the computation of Net Sales. All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the Products and other products or services of Rallybio or its licensees, such that the Products do not bear a disproportionate portion of such deductions. The Parties acknowledge and agree that there shall be no double-counting in determining the foregoing deductions from gross amounts invoice to calculate “Net Sales” hereunder. In any sale or other disposal of a Product otherwise than in an arm’s length transaction exclusively for money, Net Sales shall be valued at the fair market value of the consideration received as agreed by the Parties. Notwithstanding the foregoing, transfers or dispositions of Products (x) in connection with patient assistance programs, (y) for charitable or promotional purposes, or (z) for preclinical or clinical trial purposes or under so-called “named patient” or other limited access programs, shall not, in each case, result in Net Sales or constitute a First Commercial Sale of such Product to the extent that Rallybio, its Affiliates or licensees do not receive compensation for such transfers or dispositions in excess of Rallybio, its Affiliates or licensees’ cost for such Product.

In the case of any product that contains any Product(s) in combination with any other clinically active ingredient(s) that is not NAITgam or a T1 Antibody, whether packaged together and sold for a single price, in the same formulation or sold together for a single price (a “Combination Product”) in any country, Net Sales for such Combination Product in such country shall be calculated as follows: [***].

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person, and, with respect to the Acquired Assets or the Products, the past customs and practices of Prophylix (including past practice with respect to quantity, amount, magnitude and frequency).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association, incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” and “Parties” are each defined in the Preamble.

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of the foregoing, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications and any and all rights to claim priority from any of the foregoing, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

“Patent Assignment” means the Patent Assignment to be executed and delivered by Prophylix, which shall be in the form of Exhibit B.

“Permits” means, with respect to any Person, any license that is not a license under Intellectual Property, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Pivotal Study” means a pivotal study (whether or not designated a “Phase 2b” or “Phase 3” clinical study under applicable regulations) in human patients with a defined dose or set of defined doses of a Product designed to ascertain the efficacy and safety of such Product for the direct purpose and intent of enabling the preparation and submission of Marketing Authorization Applications to the applicable Governmental Authorities in a country in the Territory should the data from such study support the Marketing Authorization Application, as further defined in 21 C.F.R. 312.21(c), as amended from time to time, or the corresponding foreign regulations. For clarity, a Phase 2 or Phase 2b study intended as a Phase 3 enabling study shall not be deemed a Pivotal Study.

“Priority Review” means a priority review of and action upon a human drug application by the FDA not later than six months after the filing of such application to the FDA, as defined in the FDCA; and “Priority Review Voucher” means a priority review voucher issued by the U.S. Secretary of Health and Human Services that entitles the holder of such voucher to Priority Review of a single human drug application submitted under Section 505(b)(1) of the FDCA or a single biologic application submitted under Section 351(a) of the means the PHSA.

“Products” means all pharmaceutical compositions, formulations, dosage forms, delivery systems and presentations that contain NAITgam or a T1 Antibody.

“Products Intellectual Property” means (i) the Acquired Intellectual Property, and (ii) the licensed rights under the Inbound License Agreements listed on Schedule 4.9.1(d).

“Prophylix” is defined in the Preamble.

“Prophylix Indemnified Person” is defined in Section 10.2.

“Prophylix’s Knowledge” and similar phrases means the actual knowledge of Søren Weis Dahl and Torgeir Vaage, after reasonable inquiry to Prophylix’s outside patent counsel who prosecuted the Prophylix Patents and the executive employees of Prophylix.

“Prophylix Patents” means the Patents within the Acquired Intellectual Property listed on Schedule 4.9.1(a).

“PHSA” means the U.S. Public Health Service Act, as amended, and the rules and regulations promulgated thereunder.

“Purchase Price” is defined in Section 3.1.

“Rallybio” is defined in the Preamble.

“Rallybio Indemnified Person” is defined in Section 10.1.

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations (including any pricing and reimbursement approvals) of any country, federal, supranational, state or local Governmental Authority that are necessary for, as applicable, the development, manufacture, commercialization, or other exploitation of a Product in a given jurisdiction.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, contractor, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Sign-On Fee” means the payment of [***] NOK pursuant to Section 4.1(A) of the IPR Assignment Agreement.

“T1 Antibody” means the T1 monoclonal antibody and derivatives thereof included in the Acquired Assets and described in International Patent Publication No. WO 2015-150417 A1 as more specifically described on Schedule 1.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or escheat liability or unclaimed property obligation, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes supplied or required to be supplied to a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Taxing Authority having jurisdiction with respect to any Tax.

“Termination Date” is defined in Section 9.1.

“Territory” means worldwide.

“Third Party” means a Person other than the Parties, their respective Affiliates and their employees.

“Third Party Claim” is defined in Section 10.7.1.

“Trademarks” means any word, name, symbol, color, designation or device or any combination thereof for use in the course of trade, including any trademark, registered trademark, application for registration of trademark, service mark, trade dress, brand mark, trade name, registered trade name, application for registration of trade name, brand name, domain name, logo or business symbol.

“Trade Secrets” means all confidential information and trade secrets such as confidential know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases.

“Transaction Expenses” is defined in Section 6.5.

“Transfer Agreements” means the Bill of Sale and Assignment and Assumption Agreement and the Patent Assignment.

“Transferred Governmental Authorizations” is defined in Section 2.1(a).

“Transfer Taxes” is defined in Section 11.2.

“Treasury Regulations” means the regulations promulgated under the Code.

“Tromsø License” is defined in Section 7.7.

“Valid Claim” means on a country by country basis (a) a claim of any issued, unexpired patent included in the Products that has not been revoked or held unenforceable or invalid by a decision of a court or Governmental Authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a claim of any pending or published Patent application included in the Products that has not been cancelled, withdrawn or abandoned and that has not been pending for more than eight (8) years from the filing date of the earliest Patent application that is within the same Patent family as such pending or published application. For purposes of clarification, if a claim in an application has been pending for more than six (6) years from the earliest such pending or published application within the same such Patent family’s priority date, and a Patent subsequently issues containing such claim, then upon issuance of the Patent, the claim shall thereafter be considered a Valid Claim.

“Withholding Party” is defined in Section 2.8.